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Exhibit (a)(1)

Offer to Purchase for Cash
Any and All Outstanding Shares of Common Stock
of
RUBICON MEDICAL CORPORATION
at
$1.50 Net Per Share

together with the right to receive additional payments in the aggregate amount of up to $1.44 per share in cash if certain milestones are achieved by
NEMO I ACQUISITION, INC.
a wholly owned subsidiary of
BOSTON SCIENTIFIC CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON WEDNESDAY, JUNE 1, 2005, UNLESS THE OFFER IS EXTENDED.

        THE OFFER (AS DEFINED HEREIN) IS BEING MADE PURSUANT TO THE TERMS OF AN AMENDED AND RESTATED TRANSACTION AGREEMENT DATED AS OF APRIL 13, 2005 (THE "TRANSACTION AGREEMENT") AMONG BOSTON SCIENTIFIC CORPORATION ("PARENT"), NEMO I ACQUISITION, INC. ("PURCHASER"), RUBICON MEDICAL CORPORATION (THE "COMPANY") AND RICHARD J. LINDER, IN HIS CAPACITY AS STOCKHOLDERS' REPRESENTATIVE. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

        THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) IS FAIR TO, AND IN THE BEST INTERESTS OF, HOLDERS OF SHARES (AS DEFINED HEREIN), HAS APPROVED AND DECLARED ADVISABLE THE TRANSACTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS RESOLVED TO RECOMMEND THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

IMPORTANT

        Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

        A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

        Questions or requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

May 3, 2005

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		i
INTRODUCTION		1
1.	Terms of the Offer; Expiration Date	4
2.	Acceptance for Payment and Payment for Shares; Additional Payments	6
3.	Procedures for Accepting the Offer and Tendering Shares	7
4.	Withdrawal Rights	10
5.	Material U.S. Federal Income Tax Consequences	10
6.	Price Range of Shares; Dividends	13
7.	Certain Information Concerning the Company	14
8.	Certain Information Concerning Purchaser and Parent	14
9.	Financing of the Offer and the Merger	15
10.	The Transaction Agreement and Related Agreements	16
11.	Purpose of the Offer; Plans for the Company After the Offer and the Merger	24
12.	Possible Effects of the Offer on the Market for Shares, Quotation on the OTC Bulletin Board, Duty to File Periodic Reports under Exchange Act and Margin Regulations	27
13.	Certain Conditions of the Offer	27
14.	Certain Legal Matters and Regulatory Approvals	29
15.	Fees and Expenses	30
16.	Miscellaneous	31
SCHEDULES
	Schedule I. Schedule of Transactions in Shares During the Past 60 Days

SUMMARY TERM SHEET

        This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers on the last page of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

  •
  We are NEMO I ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of BOSTON SCIENTIFIC CORPORATION. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer. See Section 8.

  •
  BOSTON SCIENTIFIC CORPORATION is a Delaware corporation with securities listed on the New York Stock Exchange. BOSTON SCIENTIFIC CORPORATION is a worldwide developer, manufacturer and marketer of medical devices. The principal offices of BOSTON SCIENTIFIC CORPORATION are located at One Boston Scientific Place, Natick, Massachusetts 01760-1537. The telephone number of BOSTON SCIENTIFIC CORPORATION at such location is (508) 650-8000. See Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

  •
  We are seeking to purchase any and all of the issued and outstanding shares of common stock, par value $0.001 per share, of RUBICON MEDICAL CORPORATION. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  •
  We are offering to pay $1.50 per share, net to the seller in cash, without interest, together with the right to receive additional payments in the aggregate amount of up to $1.44 per share in cash, without interest, if certain milestones relating to the Company's embolic protection filter device and similar products (the "Milestones") are achieved. These additional payments will be made, along with the payment of $1.50 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal (in each case, subject to applicable withholding taxes). If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction," Section 1 and Section 5.

HOW WILL ANY ADDITIONAL PAYMENTS BE MADE?

  •
  Upon the achievement of each Milestone, BOSTON SCIENTIFIC CORPORATION will notify the Depositary and will deposit with the Depositary an amount in cash equal to the amount payable in accordance with the Transaction Agreement to those stockholders who sold shares to BOSTON SCIENTIFIC CORPORATION pursuant to the stockholder agreements described below or held shares that were either tendered in the offer or converted into the right to receive the merger consideration pursuant to the merger (as described below) (the "Additional Payment Recipients"). Following receipt of such notification and payment from BOSTON SCIENTIFIC CORPORATION, the Depositary will send a letter to each Additional Payment Recipient requesting that such Additional Payment Recipient confirm its address. As soon as reasonably practicable following receipt of confirmation of a valid address from such Additional Payment

    Recipient, the Depositary will pay to the Additional Payment Recipients such additional payments on behalf of BOSTON SCIENTIFIC CORPORATION.

  •
  The rights to receive the additional payments will not be certificated or transferable. The additional payments will be made only to the Additional Payment Recipients. As soon as reasonably practicable following a change of address of any Additional Payment Recipient during the period beginning on the date the offer expires and ending on the date that is five years following the achievement of Milestone 1 (as defined below), to receive the Additional Payments, such Additional Payment Recipient must provide its new address to the Depositary.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  •
  Unlike many similar transactions, our obligations to purchase shares tendered in the offer are not subject to a minimum number of shares having been validly tendered and not withdrawn prior to the expiration of the offer.

  •
  In addition, because no filing is necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), our obligations to purchase shares tendered in the offer are not subject to the expiration or termination of any applicable waiting period under the HSR Act prior to the expiration of the offer.

  •
  However, our Offer to Purchase is subject to other conditions, which are described in detail in Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

  •
  Yes. BOSTON SCIENTIFIC CORPORATION will provide us with the funds necessary to purchase the shares in the offer and will make the Additional Payments, if required. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  •
  Because the form of payment for shares in the offer consists solely of cash and all of the funding which will be needed has already been arranged, and also because of the lack of any relevant historical information concerning NEMO I ACQUISITION, INC., we do not think the financial condition of NEMO I ACQUISITION, INC. is relevant to your decision to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  •
  You will have at least until 12:00 midnight, New York City time, on Wednesday, June 1, 2005, to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  •
  We may, without the consent of RUBICON MEDICAL CORPORATION, but subject to the terms of the Transaction Agreement and applicable law, extend the period of time during which the offer remains open. We have agreed in the Transaction Agreement that we may extend the offer for one or more periods (of not more than 10 business days each) beyond the scheduled expiration date if any of the conditions to the offer have not been satisfied. See Section 1 and Section 2.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  •
  If we decide to extend the offer, we will inform the Depositary of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

        To tender your shares in the offer, you must:

  •
  complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary;

  •
  tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

  •
  if your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless we have accepted the shares pursuant to the offer, you may also withdraw any tendered shares at any time after June 28, 2005. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

  •
  Yes, assuming that the conditions to the merger are satisfied. See Section 10. Following acceptance of shares in the offer and subject to the satisfaction of the conditions to the merger, we have agreed in the Transaction Agreement to merge with and into RUBICON MEDICAL CORPORATION. As a result of its previous ownership of shares and the consummation of the transactions contemplated by the stockholders agreements described below, BOSTON SCIENTIFIC CORPORATION and NEMO I ACQUISITION, INC. now own approximately 53.6% of the outstanding shares on a fully diluted basis, which is a sufficient number of shares, even if no other shares are tendered in the offer, to cause the merger to occur without the affirmative vote of any other holder of shares. See Sections 10 and 11.

  •
  When the merger occurs, RUBICON MEDICAL CORPORATION will become a wholly owned subsidiary of BOSTON SCIENTIFIC CORPORATION, and each issued and then outstanding share (other than any shares held in the treasury of RUBICON MEDICAL CORPORATION, or owned by BOSTON SCIENTIFIC CORPORATION, NEMO I ACQUISITION, INC. or any

    of their subsidiaries and any shares held by stockholders seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $1.50 per share, in cash, without interest, together with the right to receive additional payments in the aggregate amount of up to $1.44 per share in cash, without interest, if the Milestones are achieved. See the "Introduction".

WHAT DOES RUBICON MEDICAL CORPORATION'S BOARD OF DIRECTORS THINK OF THE OFFER?

  •
  The Board of Directors of RUBICON MEDICAL CORPORATION has unanimously determined that each of the offer and the merger is fair to, and in the best interests of, holders of shares, has approved and declared advisable the Transaction Agreement and the transactions contemplated thereby, and has resolved to recommend that holders of shares accept the offer and tender their shares pursuant to the offer. See the "Introduction."

WILL RUBICON MEDICAL CORPORATION CONTINUE AS A PUBLIC COMPANY?

  •
  If the merger occurs, RUBICON MEDICAL CORPORATION will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the OTC Bulletin Board or other securities market, there may not be a public trading market for the shares and RUBICON MEDICAL CORPORATION may cease making filings with the U.S. Securities and Exchange Commission (the "Commission") or otherwise cease being required to comply with the Commission rules relating to publicly held companies. In addition, we have been informed by the Company that it currently intends to suspend its duty to file periodic reports with the Commission under Rule 12h-3 of the Exchange Act (as defined below). See Section 12.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  •
  If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share, without interest, together with the right to receive additional payments in the aggregate amount of up to $1.44 per share in cash, without interest, if the Milestones are achieved, as if you had tendered your shares in the offer.

  •
  If you decide not to tender your shares in the offer, the merger does not occur, and the Company suspends its duty to file periodic reports with the Commission under the Exchange Act, then the shares will no longer be eligible to be traded through the OTC Bulletin Board and there may not be a public trading market for the shares.

ARE APPRAISAL RIGHTS AVAILABLE?

  •
  No appraisal rights are available in connection with the offer. However, if the merger is consummated, stockholders who have not tendered their shares will have certain rights under Delaware law to dissent from the merger and demand appraisal of, and to receive payment in cash of the "fair value" of, their shares. Stockholders who demand and fully perfect their appraisal rights in accordance with all the procedures set forth in Delaware law will have the fair value of their shares determined by the Delaware Court of Chancery. See Section 11.

  •
  In determining the fair value of the shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the shares. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per share in the offer or the merger consideration.

IF I HOLD OPTIONS, HOW WILL THEY BE TREATED?

  •
  As a consequence of the acquisition by BOSTON SCIENTIFIC CORPORATION of more than 50% of the shares, each outstanding Company stock option has now vested. If you choose to exercise a Company stock option before the consummation of the offer, you may tender the resulting share into the offer and receive the offer price.

  •
  If you decide not to exercise a Company stock option prior to the consummation of the offer but you exercise such option before the date of the consummation of the merger, unless you decide to demand and fully perfect your appraisal rights in accordance with all the procedures set forth in Delaware law, you will be entitled to be paid $1.50 in cash, without interest, (plus any rights to receive additional payments, without interest, if the Milestones are achieved) for the share of Company common stock that you receive upon exercise of such option.

  •
  If you do not exercise an outstanding Company stock option before the date of consummation of the merger and such option has an exercise price per share of Company common stock that is less than the offer price or merger consideration (excluding any rights to receive additional payments if the Milestones are achieved), you will be entitled to be paid, with respect to each share of Company common stock that could have been purchased under such Company stock option, an amount in cash (subject to any applicable withholding taxes) equal to the excess of the offer price or merger consideration (excluding any rights to receive additional payments if the Milestones are achieved) over the applicable per share exercise price of such option.

  •
  Any stockholder whose options are not exercised before the date of the consummation of the merger will not be entitled, in respect of such options, to receive the additional payments otherwise payable if the Milestones are achieved.

  •
  By the time the merger is consummated, RUBICON MEDICAL CORPORATION expects to have terminated the Company 2001 Stock Plan and canceled each outstanding Company stock option that is outstanding and unexercised, whether or not vested or exercisable, as of the date the merger is consummated, and each such option will then be treated according to the immediately preceding bullet point. See Section 10.

IS THE OFFER OR MERGER EXPECTED TO BE TAXABLE TO ME?

  •
  Yes. In general, the sale of shares pursuant to the Offer or the exchange of shares for the merger consideration in the merger (or the receipt of cash pursuant to the proper exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. person. In general, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the offer or merger equal to the difference, if any, between the amount realized from the offer or merger and your adjusted tax basis in the shares. As discussed further below, there is uncertainty as to the manner in which the right to receive additional payments in respect of a share (if the Milestones are achieved) should be taken into account for U.S. federal income tax purposes. In addition, holders of Shares that are not U.S. persons may be subject to U.S. federal income withholding tax of 30% with respect to a portion of any additional payments received if the Milestones are achieved. You should read "Material U.S. Federal Income Tax Consequences" (Section 5) for a more complete discussion of the U.S. federal income tax consequences of the offer and the merger. Holders of shares that are not U.S. persons or that acquired the shares as a result of the exercise of a compensatory stock option may have different tax consequences than those described herein and are urged to consult their tax advisors

v

    regarding the tax treatment to them under U.S. and other applicable tax laws. Tax matters can be complicated, and the tax consequences to you of the offer and the merger will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences to you of the offer and the merger, including the federal, state, local and/or non-U.S. tax consequences of the offer and the merger.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  •
  On April 13, 2005, the last full trading day before we announced the execution of the Transaction Agreement and the stockholders agreements and our intention to make our offer, the last reported closing price per share reported on the OTC Bulletin Board was $1.51 per share. See Section 7.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

  •
  You may call Innisfree M&A Incorporated toll-free at (888) 750-5834. (Banks and brokers may call collect at (212) 750-5833.) See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
RUBICON MEDICAL CORPORATION:

INTRODUCTION

        NEMO I ACQUISITION, INC., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of BOSTON SCIENTIFIC CORPORATION, a Delaware corporation ("Parent"), hereby offers to purchase any and all of the shares of common stock, par value $0.001 per share ("Shares"), of RUBICON MEDICAL CORPORATION, a Delaware corporation (the "Company"), that are issued and outstanding for $1.50 per Share, net to the seller in cash, without interest, together with the right to receive additional payments in the aggregate amount of up to $1.44 per share in cash, without interest, if the Milestones are achieved (as set forth in the Transaction Agreement and further described in this Offer to Purchase, the "Additional Payments"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Parent and Purchaser.

        The Transaction Agreement generally provides for Additional Payments in the amounts and subject to the Company's achievement of the Milestones as set forth below. The following summary information is qualified in its entirety by reference to the Transaction Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser and Parent with the Commission in connection with the Offer.

  •
  Milestone 1.  An additional $0.48 per Share is payable to the Company's stockholders whose Shares are purchased pursuant to the Offer or converted into the right to receive the merger consideration at such time as the Company, Parent or any surviving or successor entity receives approval from the U.S. Food and Drug Administration (the "FDA") (which approval is not subject to limitations that would inhibit marketing or selling to a significant portion of the market for the approved indication and is predicated on clinical trial data collected by the Company or Parent) for commercial release of the Filter (as defined below) or another device of Parent, Purchaser or another subsidiary or controlled affiliate of Parent that (a) incorporates the Company's constraint and actuation technologies, (b) would otherwise infringe a valid and enforceable patent claim of the Company's intellectual property and (c) is for an embolic protection indication for one of the following disease or anatomical indications: carotid artery, acute myocardial infarction, native coronary vessels, coronary vein grafts or renal arteries (the "Rubicon Products").

  "Filter" means a medical device that (i) includes a membrane that is formed into a sack, together with a guidewire and wire mechanism for constraining and deploying the mouth of the sack, which, when deployed, approximates the walls of a blood vessel thereby allowing the membrane to capture particles in the blood stream, (ii) is the same as, or substantially the same as, the filter device used by the Company in its European clinical trials, and (iii) would otherwise infringe a valid and enforceable patent claim of the Company's Intellectual Property (as defined in the Transaction Agreement).

  •
  Milestone 2.  An additional $0.50 per Share is payable to the Company's stockholders whose Shares are purchased pursuant to the Offer or converted into the right to receive the merger consideration if and when net sales of the Rubicon Products exceed $50 million during a period of 12 or fewer consecutive months during the first five years following the achievement of Milestone 1.

  •
  Milestone 3.  An additional $0.46 per Share is payable to the Company's stockholders whose Shares are purchased pursuant to the Offer or converted into the right to receive the merger consideration if and when net sales of the Rubicon Products exceed $100 million during a period of 12 or fewer consecutive months during the first five years following the achievement of Milestone 1.

Tendering stockholders who are record owners of their Shares and tender directly to The Bank of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, or otherwise to establish an exemption, may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. Any tendering stockholder or other payee that is not a U.S. person will be required to establish an exemption from any applicable U.S. federal income withholding tax of 30% imposed with respect to any portion of any Additional Payments treated as interest income for U.S. federal income tax purposes. See Section 5. Purchaser or Parent will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See Section 15.

        THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) IS FAIR TO, AND IN THE BEST INTERESTS OF, HOLDERS OF SHARES, HAS APPROVED AND DECLARED ADVISABLE THE TRANSACTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS RESOLVED TO RECOMMEND THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        Duff & Phelps, LLC ("Duff & Phelps") has delivered to the Board its written opinion dated April 12, 2005, to the effect that, based upon and subject to various considerations and assumptions set forth in such opinion, the consideration to be received by the stockholders pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of Duff & Phelps is attached to this Offer to Purchase as Annex A.

        THE OFFER IS SUBJECT TO CERTAIN CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

        The Offer is being made pursuant to an Amended and Restated Transaction Agreement, dated as of April 13, 2005 (the "Transaction Agreement"), among Parent, Purchaser, the Company and Richard J. Linder, in his capacity as stockholders' representative (the "Stockholders' Representative"). The Transaction Agreement provides that, among other things, as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Transaction Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and fully perfected their appraisal rights in accordance with all the procedures set forth in Delaware Law) shall be canceled and converted automatically into the right to receive $1.50 in cash, or any higher price that may be paid per Share in the Offer, without interest, together with the right to receive the Additional Payments, without interest, if the Milestones are achieved (the "Merger Consideration"). Stockholders who demand and fully perfect their appraisal rights in accordance with all the procedures set forth in Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See Section 11. The Transaction Agreement is more fully described in Section 10. Material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

        Concurrently with entering into the Transaction Agreement, Parent, Purchaser and each of four stockholders, Richard J. Linder, Richard J. and Marla A. Linder Family Limited Partnership (collectively, the "Linder Stockholders"), David B. Berger and Berger Family Enterprises (collectively, the "Berger Stockholders" and, together with the Linder Stockholders, the "Majority Stockholders") entered into separate Amended and Restated Option Agreements, dated as of April 13, 2005 (the "Stockholders Agreements"), pursuant to which the Majority Stockholders agreed, among other things, to grant an option to Parent and Purchaser to purchase their Shares (including all Shares that they were entitled to acquire upon the exercise of stock options) at a price per Share equal to, in the case of the Linder Stockholders, $1.50 per share and in the case of the Berger Stockholders, $0.79 per share in each case together with the right to receive the Additional Payments, without interest, if the Milestones are achieved (the "Purchase Option"). On April 13, 2005, Parent exercised the Purchase Option and acquired the Shares held by the Majority Stockholders, which, when combined with the Shares that Parent had previously acquired, resulted in Parent owning approximately 53.6% of the Shares on a fully diluted basis. For a more detailed description of the terms and conditions of the Stockholders Agreements, see Section 10.

        The Transaction Agreement provides that, upon the closing of the Purchase Option, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Parent representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to such section) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Parent or any affiliate of Parent following the closing of the Purchase Option bears to the total number of Shares then outstanding. In the Transaction Agreement, the Company agreed, at such time, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. Parent has not yet exercised its right to designate directors to the Board of the Company but may do so at any time.

        The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the adoption of the Transaction Agreement by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10. Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Transaction Agreement. As a result of its previous ownership of Shares and the consummation of the transactions contemplated by the Stockholders Agreements, Parent and Purchaser now own approximately 53.6% of the outstanding Shares on a fully diluted basis, which is a sufficient number of Shares, even if no other Shares are tendered in the Offer, to cause the Merger to occur without the affirmative vote of any other holder of Shares. See Sections 10 and 11.

        Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Merger may be effected without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

        The Company has advised Purchaser that as of April 13, 2005, 71,674,804 Shares were issued and outstanding on a fully diluted basis, including 1,521,500 Shares reserved for issuance pursuant to outstanding employee stock options and 10,901,270 Shares reserved for issuance upon conversion of the Series A Preferred Stock, and no Shares were held in the treasury of the Company. As of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the Company's stockholders, if Purchaser acquired 26,126,090 Shares.

        No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  1.    Terms of the Offer; Expiration Date.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, June 1, 2005, unless and until Purchaser (subject to the terms and conditions of the Transaction Agreement) shall have extended the period during which the Offer is open (for one or more periods of not more than 10 business days each), in which case "Expiration Date" shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

        The Offer is subject to the conditions set forth under Section 13. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Transaction Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Transaction Agreement, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser may not, without the prior consent of the Company, decrease the price per Share payable in the Offer, reduce the number of Shares to be purchased in the Offer or impose conditions to the Offer in addition to those set forth in Section 13.

        The Transaction Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer for one or more periods of not more than 10 business days each beyond the scheduled Expiration Date, which shall be 30 days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept Shares for payment shall not be satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

        Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the

Offer, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rules 13e-4(f)(2)(ii) and 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 13, and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Transaction Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-4(d)(2) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

        If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. Subject to the terms of the Transaction Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

        For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

  2.    Acceptance for Payment and Payment for Shares; Additional Payments.

        Acceptance and Payment for Shares.    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Transaction Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15.

        Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

        Additional Payments.    Upon the achievement of Milestone 1, Milestone 2 and Milestone 3, as applicable, Parent will notify the Depositary and will deposit with the Depositary an amount in cash equal to the amount payable upon achievement of such Milestone to the Additional Payment Recipients in accordance with the terms and conditions of the Transaction Agreement and as described herein. Following receipt of such notification and payment from Parent, the Depositary will send a letter to each Additional Payment Recipient at the address set forth in the Letter of Transmittal for the offer or the merger (or such other address of which the Depositary has been notified in writing by such Additional Payment Recipient) requesting that such Additional Payment Recipient confirm that such address is still valid. As soon as reasonably practicable following receipt of confirmation of a valid address from such Additional Payment Recipient, the Depositary shall pay to the Additional Payment Recipients such Additional Payments on behalf of Parent.

        None of Parent or Purchaser or any of their affiliates shall have any liability to any Additional Payment Recipient in respect of such Additional Payments to the extent that Parent delivers, or causes to be delivered, to the Depositary an amount of cash equal to the Additional Payments, and the Depositary shall not have any liability to any such Additional Payment Recipient in respect of the Additional Payments made by it to the extent such Additional Payments are made to the address provided by each Additional Payment Recipient to the Depositary.

        The right to receive the Additional Payments will not be certificated or transferable. The Additional Payments will be made only to the Additional Payment Recipients. As soon as reasonably practicable following a change of address of any Additional Payment Recipient, during the period beginning on the Expiration Date and ending on the date that is five years following the achievement of Milestone 1, to receive the Additional Payments, such Additional Payment Recipient must provide its new address to the Depositary.

  3.    Procedures for Accepting the Offer and Tendering Shares.

        In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Book-Entry Transfer.    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

            (i)  such tender is made by or through an Eligible Institution;

           (ii)  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii)  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three OTC Bulletin Board trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

        Determination of Validity.    All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful.

Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Transaction Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares) and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing the Letter of Transmittal, or through delivery of an Agent's Message, as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after April 13, 2005). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

        Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of any payments of cash pursuant to the Offer. To prevent backup U.S. federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or must otherwise establish an exemption. U.S. federal income withholding tax of 30% may also apply to a portion of the Additional Payments made to stockholders that are not U.S. persons. Stockholders that are not U.S. persons generally should be able to prevent such 30% U.S.

federal income withholding tax by providing the Depositary with an applicable Internal Revenue Service Form W-8 establishing an exemption. See Instructions 9 and 10 of the Letter of Transmittal.

  4.    Withdrawal Rights.

        Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 28, 2005. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 13e-4(f)(2)(ii) or 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

  5.    Material U.S. Federal Income Tax Consequences.

        The following discussion is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (or cash pursuant to the proper exercise of appraisal rights). The discussion is based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as now in effect, and all of which are subject to change (possibly on a retroactive basis) and different interpretations. The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders of Shares in light of their particular circumstances, or to holders of Shares subject to special treatment under U.S. federal income tax law (including, without limitation, financial institutions, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, holders whose functional currency is not the U.S. dollar, dealers in securities or currencies, and persons holding Shares as part of a straddle, hedge, conversion transaction or other integrated investment).

        This summary is limited to holders of Shares that are U.S. persons, except as otherwise addressed specifically herein. For this purpose, a U.S. person is a beneficial owner of Shares that is, for U.S. federal income tax purposes, a citizen or resident alien individual of the United States, a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any State thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or if the trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such a partnership will depend on the status of the partner and the activities of the partnership. Partners in a partnership that holds Shares should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

        The tax discussion set forth below is included for general information purposes only. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed herein to such holder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

        The sale of Shares pursuant to the Offer or the exchange of Shares for the Merger Consideration in the Merger (or the receipt of cash pursuant to the proper exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive the Merger Consideration in the Merger (or cash pursuant to the proper exercise of appraisal rights) and the amount of consideration received therefor, possibly including, as further described below, the current fair market value of the holder's right to the Additional Payments. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive the Merger Consideration in the Merger (or cash pursuant to the proper exercise of appraisal rights). Such gain or loss will be capital gain or loss. Certain holders (including individuals) will be subject to tax at preferential rates on any such gain with respect to Shares that were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations.

        The installment method of reporting gain for U.S. federal income tax purposes generally is not available for the taxable disposition of stock or securities that are traded on an established securities market, except in certain circumstances where the sale of such stock or securities is subject to securities law restrictions. The Shares currently should be considered so traded; however, as indicated in this Offer, the Company currently intends to suspend its duty to file reports in connection with its Shares prior to consummation of the Offer, which if effected, would cause the Shares to no longer be eligible for quotation by the OTC Bulletin Board. In such an event, the Shares should no longer be considered traded on an established securities market within the meaning of the Code. There nevertheless is the possibility that the Internal Revenue Service could disagree with such conclusion because the Shares presently are traded on an established securities market and may continue to be so traded until shortly before consummation of the Offer. Accordingly, there can be no assurance that the installment method of reporting gain for U.S. federal income tax purposes will be available to a holder of Shares.

        In the event that the installment method of reporting gain is not available, a holder generally should include in its "amount realized" from the sale of Shares pursuant to the Offer or exchange of Shares in the Merger the current fair market value of the right to receive the Additional Payments.

Thus, a holder may recognize gain in respect of the current fair market value of the Additional Payments in advance of the actual receipt of any Additional Payments. The amount of Additional Payments that ultimately will be received by you is uncertain, and we will not be providing a valuation of your right to the Additional Payments.

        When an Additional Payment actually is received by a holder more than six months after the date that the holder sold Shares pursuant to the Offer or exchanged Shares in the Merger, as the case may be, a portion of the Additional Payment will be treated as interest income for U.S. federal income tax purposes. A holder will be taxable on such interest income at the rates applicable to ordinary income. The amount of interest income generally will be equal to the difference between the Additional Payment received by the holder reduced by the present value of the Additional Payment, determined as of the date that the holder sold Shares pursuant to the Offer or exchanged Shares in the Merger, using a discount rate equal to the relevant "applicable federal rate" under section 1274 of the Code. A holder of Shares that is not a U.S. person generally will be subject to 30% U.S. federal income withholding tax with respect to any such portion of the Additional Payments treated as interest income for U.S. federal income tax purposes. Such holder that is not a U.S. person generally should be able to establish an exemption from such 30% U.S. federal income withholding tax by providing an applicable Internal Revenue Service Form W-8. A holder that is not a U.S. person should consult its own tax advisor as to such holder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

        In general, a holder should recognize additional gain to the extent that the Additional Payments actually received by the holder (net of imputed interest income) exceed the initial valuation assigned to the Additional Payments at the time that the holder sold Shares pursuant to the Offer or exchanged Shares in the Merger (which should be considered the holder's "basis" in the Additional Payments). If multiple Additional Payments are received, the manner in which such basis should be allocated is unclear. A reasonable approach may be to treat all Additional Payments (net of imputed interest income) first as a recovery of basis, although the Internal Revenue Service could assert that the basis should be ratably allocated as required by the special rules applicable to the installment method of reporting gain, as described above. If the amount of the Additional Payment actually received by a holder (net of imputed interest income) is less than the holder's allocable basis in the Additional Payment, the difference should be considered a loss in respect of the Shares. A holder may not be allowed to claim the loss, however, unless a determination has been made that there will be no further Additional Payments.

        In the event that the installment method of reporting gain is available to a holder (for example, because sale of the Shares held by such holder are subject to securities law restrictions, or because the Shares cease to be traded on an established securities market due to the suspension of the Company's duty to file periodic reports with the Commission under the Exchange Act or otherwise), the recognition of gain attributable to the Additional Payments generally could be deferred until the time that any Additional Payments are received by the holder. Under special rules applicable to the installment method of reporting gain, however, a holder's tax basis in the Shares initially would need to be ratably allocated among the upfront cash received by such holder and the Additional Payments that could be received in the future (assuming for this purpose that the maximum $1.44 per share in cash, without interest, will be received as Additional Payments). Thus, depending on the current fair market value of the Additional Payments, the use of the installment method of reporting of gain could result in the recognition of more upfront gain by the holder. Additionally, in some circumstances where the amount of a holder's "installment obligations" exceeds a certain threshold, an interest charge is payable in respect of any U.S. federal income tax deferred under the installment method of reporting gain. In situations where a holder is eligible for the installment method of reporting of gain, an express election is required if such holder chooses not to use such method.

        Alternatively, a holder of Shares may consider reporting any gain under the "open transaction" method, which generally would defer any gain attributable to the Additional Payments until received without the need to allocate tax basis to the Additional Payments. The Internal Revenue Service, however, has stated that reporting under such method is only available in the "rare and extraordinary" cases in which the fair market value of the right to receive future payments cannot reasonably be ascertained. No assurance can be given that the Internal Revenue Service would allow the use of the open transaction method in connection with the Offer or Merger. Holders of Shares should consult their own tax advisors regarding the valuation of their rights to the Additional Payments, the rules for reporting gain under the installment method as well as the availability of reporting any gain under the open transaction method.

        Payments in connection with the Offer or the Merger may be subject to backup withholding at a 28% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of U.S. federal income tax. Certain persons, including corporations, financial institutions and non-U.S. persons generally, are exempt from backup withholding but may be required to provide certifications establishing such exemption. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

  6.    Price Range of Shares; Dividends.

        The Shares are listed and principally traded on the OTC Bulletin Board under the symbol "RMDC". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the OTC Bulletin Board as reported by the Dow Jones News Service. No dividends have been declared or paid on the Shares during the quarters indicated.

Shares Market Data

	High	Low
2003:
First Quarter	$0.21	$0.07
Second Quarter	0.67	0.14
Third Quarter	1.04	0.51
Fourth Quarter	1.18	0.79
2004:
First Quarter	$1.77	$0.81
Second Quarter	1.34	0.95
Third Quarter	1.30	0.86
Fourth Quarter	1.22	0.83
2005:
First Quarter	$1.45	$1.07
Second Quarter (through May 2, 2005)	1.81	1.33

        On April 13, 2005, the last full trading day prior to the announcement of the execution of the Transaction Agreement and the Stockholders Agreements and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the OTC Bulletin Board was $1.51. On May 2, 2005, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the OTC Bulletin Board was $1.78. As of April 8, 2005, the approximate number of holders of record of the Shares was 185, including broker-dealers and clearing firms holding shares on behalf of their clients, each of which is counted as a single holder of record.

        To the extent available, stockholders are urged to obtain a current market quotation for the Shares.

  7.    Certain Information Concerning the Company.

        Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

        General.    The Company is a Delaware corporation with its principal executive offices located at 3598 West 1820 South, Salt Lake City, Utah 84104 and its telephone number at such address is (801) 886-9000. The Company is an early-stage developer and manufacturer of interventional vascular medical devices and products. The Company has developed medical device technologies in the area of embolic protection. Embolic protection devices are used in interventional vascular procedures to prevent pieces of plaque that break free during such procedures from moving downstream in a blood vessel and potentially causing a heart attack or stroke. The Company's primary embolic protection technology is the Rubicon filter embolic protection device.

        Available Information.    The Company files periodic reports and other information under the Exchange Act with the Commission relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at 3 World Financial Center, Room 4300, New York, NY 10281 and 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

  8.    Certain Information Concerning Purchaser and Parent.

        General.    Purchaser is a Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at One Boston Scientific Place, Natick, Massachusetts 01760-1537 and its telephone number at such address is (508) 650-8000. Purchaser is a wholly owned subsidiary of Parent.

        Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

        Parent is a Delaware corporation. Its principal offices are located at One Boston Scientific Place, Natick, Massachusetts 01760-1537 and its telephone number at such address is (508) 650-8000. Parent is a worldwide developer, manufacturer and marketer of medical devices. Its products are used in a broad range of interventional medical specialties, including interventional cardiology, peripheral interventions, electrophysiology, endoscopy, neuro-vascular interventions, interventional radiology, oncology, urology, neuro-modulation and vascular surgery.

        Parent owns 27,479,764 Shares and 1,090,147 shares of the Company's Series A Preferred Stock, each of which is convertible into ten shares of Common Stock, which together represent approximately 53.6% of the Company's voting power on a fully diluted basis (assuming the exercise of the 1,521,500 stock options outstanding under the Company's Amended and Restated 2001 Stock Plan). Schedule I hereto sets forth information with respect to each purchase of Shares made during the past 60 days by Parent, each executive officer and director of Parent, each person controlling Parent and each executive officer and director of any corporation or other person ultimately in control of Parent.

        Except as described in this Offer to Purchase and in Schedule I hereto, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the directors and executive officers of Purchaser and Parent or any associate or majority owned subsidiary of Purchaser, Parent or any of such directors and executive officers, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Transaction Agreement and the Stockholders Agreements and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the directors and executive officers of Purchaser and Parent has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

  9.    Financing of the Offer and the Merger.

        The total amount of funds required by Purchaser to consummate the Offer and the Merger (in each case excluding the Additional Payments) is estimated to be approximately $49,940,355 and the total amount of funds required by Parent to pay the Additional Payments, assuming that each of the Milestones is achieved, is estimated to be approximately $47,942,740. Purchaser will obtain all the funds required to consummate the Offer and the Merger from Parent. Parent will provide such funds, together with the funds necessary to make the Additional Payments, if required, from existing resources. Purchaser and Parent have no alternative financing arrangements or financing plans.

  10.    The Transaction Agreement and Related Agreements.

The Transaction Agreement

        The following is a summary of certain provisions of the Transaction Agreement. This summary is qualified in its entirety by reference to the Transaction Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Tender Offer Statement on the Schedule TO filed by Purchaser and Parent with the Commission in connection with the Offer. Capitalized terms not otherwise defined in this Offer to Purchase shall have the meanings ascribed therein in the Transaction Agreement. The Transaction Agreement may be examined and copies may be obtained at the places set forth in Section 7.

        The Offer.    The Transaction Agreement provides for the commencement of the Offer as promptly as reasonably practicable after the consummation of the Purchase Option. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to certain conditions that are described in Section 13 hereof. Purchaser and Parent have agreed that no change in the Offer may be made which decreases the Consideration per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Section 13 hereof.

        The Merger.    The Transaction Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, in the event the Offer is consummated, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be canceled and converted automatically into the right to receive the Merger Consideration.

        Pursuant to the Transaction Agreement, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        The Transaction Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Transaction Agreement, at the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Rubicon Medical Corporation." Subject to the Transaction Agreement, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

        Stockholders' Meeting.    Pursuant to the Transaction Agreement, the Company will, if required by applicable law in order to consummate the Merger following consummation of the Offer, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as reasonably practicable following consummation of the Offer for the purpose of voting on the Transaction

Agreement (the "Stockholders' Meeting"). Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of adoption of the Transaction Agreement. As a result of its previous ownership of Shares and the consummation of the transactions contemplated by the Stockholders Agreements, Parent and Purchaser now own approximately 53.6% of the outstanding Shares on a fully diluted basis, which is a sufficient number of Shares, even if no other Shares are tendered in the Offer, to cause the Merger to occur without the affirmative vote of any other holder of Shares. See Section 11.

        Information Statement.    The Transaction Agreement provides that Parent may require the Company, if approval of the Company's stockholders is required by applicable Law to consummate the Merger, to prepare and distribute to the stockholders of the Company an information statement that complies with applicable Law in lieu of calling, giving notice of, convening and holding the Stockholders' Meeting, in which case the Company shall promptly prepare and distribute such information statement. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of adoption of the Transaction Agreement. The Transaction Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders.

        Conduct of Business by the Company Pending the Merger.    Pursuant to the Transaction Agreement, the Company has agreed that, between the date of the Transaction Agreement and the Effective Time, unless Parent shall otherwise agree in writing or unless otherwise instructed or approved by the Company Board following the election of Parent's nominees to the Company Board, the businesses of the Company and its Subsidiary shall be conducted only in, and the Company and its Subsidiary shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; provided that the Company shall be entitled to establish and fund, and it has so established and funded, an account in the amount of $300,000 for the purpose of funding the costs and expenses incurred by the Former Stockholders Committee and the Stockholders' Representative in connection with performing their obligations under the Transaction Agreement; provided further that any funds remaining in such account shall revert to the general account of the Company after the expiry of such obligations; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiary, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiary and to preserve the current relationships of the Company and its Subsidiary with customers, suppliers and other persons with which the Company or its Subsidiary has significant business relations.

        The Transaction Agreement provides that, except as contemplated therein, neither the Company nor its Subsidiary shall, between the date of the Transaction Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld): (a) engage in any activity that could impair Parent's or Purchaser's ability to exercise the Option or consummate the Transactions; (b) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents; (c) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or its Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or its Subsidiary, except for options issued in the ordinary course of business to employees of the Company in an amount not to exceed, in the aggregate, the amount authorized pursuant to the Company Stock Option Plan as of the date of the Transaction Agreement, or (ii) any assets of the Company or its Subsidiary except for the sale of inventory in the ordinary course of business; (d) except as expressly set forth in and permitted by the Transaction Agreement, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under the Company Stock Option Plan or authorize cash payments in exchange for any options granted under such plan; (e) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (f) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock; (g) (i) acquire (including by merger or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $500,000 for the Company and its Subsidiary in any calendar year; (v) enter into any distribution or supply contract or agreement that is not terminable by the Company or its Subsidiary without penalty within 60 days; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this clause (g); (h) except as provided in existing agreements between the Company and any director, officer or employee, copies of which have been provided to Parent prior to the date of the Transaction Agreement, and except as required by Law, increase or promise to increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or its Subsidiary who are not directors or officers of the Company or its Subsidiary, or grant or promise to grant any severance or termination pay to, or enter into any employment, service retention, change of control or severance agreement with, any director, independent contractor, officer or other employee of the Company or of its Subsidiary, or establish, adopt, enter into or amend or promise to enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, service retention, change of control, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, independent contractor or employee; (i) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures; (j) make, revoke or change any Tax election or method of Tax accounting or settle or compromise any Tax liability; (k) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2002 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice; (l) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or its Subsidiary's rights thereunder; (m) in-license any royalty-bearing Intellectual Property or license or sublicense to any person any Company Owned Intellectual Property or Company Licensed Intellectual Property; (n) commence any Action other than an Action to enforce or to recover damages for breach of the Transaction Agreement without first consulting with Parent or agree to pay in any calendar year any royalties for Intellectual Property that exceed in the aggregate 7% of Net Sales in such calendar year; or (o) announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

        Company Board Representation.    The Transaction Agreement provides that, effective upon the consummation of the Purchase Option, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this sentence) and (ii) the percentage of the total number of shares of Company Common Stock outstanding that are beneficially owned by Parent and/or Purchaser, and the Company shall promptly take all action necessary to cause Parent's designees to be elected or appointed to the Company Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. The Transaction Agreement also provides that at such time, the Company shall also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (x) each committee of the Company Board and (y) the board of directors of its Subsidiary (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board, in each case only to the extent permitted by Law. Notwithstanding the foregoing, the Company, Parent and Purchaser have agreed to use their respective reasonable best efforts to ensure that at least two of the members of the Company Board who were directors of the Company prior to the consummation of the Purchase Option (the "Continuing Directors") shall continue as directors of the Company until the Effective Time; provided that if there shall be in office fewer than two Continuing Directors for any reason, the Company Board shall cause a person designated by the remaining Continuing Director or, in the absence of action by the Continuing Director, by the Stockholders' Representative to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of the Transaction Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of the Company, Parent or Purchaser or any of their respective subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of the Transaction Agreement.

        The Transaction Agreement provides that following the election or appointment of Parent's designees pursuant to the immediately preceding paragraph and prior to the Effective Time, any amendment of the Transaction Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Transaction Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights thereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Parent nor (except for Linder) are employees of the Company or its Subsidiary.

        Access to Information.    Pursuant to the Transaction Agreement, until the Effective Time, the Company shall and shall cause its Subsidiary to: (i) provide to Parent (and Parent's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as Parent or its Representatives may reasonably request. Without limiting the generality of the foregoing clauses (i) and (ii), the Company shall allow Parent to conduct in all respects a customary due diligence investigation, including a quality audit, operations audit and technical review.

        All information obtained by Parent pursuant to the immediately preceding paragraph shall be kept confidential in accordance with the Confidential Disclosure Agreement, dated December 16, 2002 (the "Confidentiality Agreement"), between Parent and Rubicon Medical, Inc.

        No Solicitation of Transactions.    The Company has agreed that it shall not, directly or indirectly, and shall instruct its officers, directors, employees, Subsidiary, agents or advisors or other representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of such party or its Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or its Subsidiary, to take any such action.

        Since October 29, 2003, the Company has agreed to notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. The Company has agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company has also agreed not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

        The Transaction Agreement provides that, notwithstanding the foregoing, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, if the Company Board has (i) determined, in its good faith judgment (after having received the advice of Duff & Phelps or another financial advisor of nationally recognized reputation), that such proposal or offer constitutes a Superior Proposal, (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under Law, (iii) provided written notice to Parent at least three business days prior to taking any such action of (x) its intent to furnish information or enter into discussions with such person, (y) the identity of such person and (z) the terms and conditions of such proposal or offer and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement.

        Company Stock Options.    The Transaction Agreement provides that, at or prior to the Effective Time, the Company shall take all necessary action, including using its reasonable best efforts to obtain the consent of the individual option holders, if necessary, to (i) terminate the Company 2001 Stock Plan, as amended (the "Company Stock Option Plan"), and (ii) cancel, at the Effective Time, each outstanding Company Stock Option that is outstanding and unexercised, whether or not vested or exercisable, as of such date. Parent acknowledged that in accordance with the terms of the Company Stock Option Plan, each outstanding Company Stock Option shall vest immediately prior to any "Change of Control" (as defined in the Company Stock Option Plan) and that participating individual option holders may provide the Company with an advance directive for the exercise of such vested options in the event of a "Change of Control" caused by any of the Transactions in order to receive the consideration provided for in the Company Stock Option Plan upon the consummation of such Transaction. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time and that has an exercise price per Share that is less than the Consideration (excluding any rights to receive the Additional Payments) shall be entitled (subject to the provisions of the Transaction Agreement) to be paid by the Surviving Corporation, with respect to each Share of Company Common Stock that could have been purchased under such Company Stock Option, an amount in cash (subject to any applicable withholding taxes) equal to the excess, if any, of the Consideration (excluding any rights to receive the Additional Payments) over the applicable per share exercise price of such Company Stock Option (the "Option Payment"). The Surviving Corporation shall make such Option Payment as promptly as practicable after the Effective Time with respect to any outstanding and fully vested Company Stock Options that have an exercise price that is less than the

Consideration (excluding any rights to receive the Additional Payments) as of such date. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

        Additional Payments.    The Transaction Agreement provides that, upon the achievement of each of (i) Milestone 1 and (ii) prior to the expiry of the Earn-out Period, Milestone 2 and Milestone 3 (each of Milestone 1, Milestone 2, Milestone 3 and Earn-out Period as defined below), Parent shall promptly pay or cause to be paid to each of the Majority Stockholders and other holders of Common Stock whose shares were purchased pursuant to the Transaction Agreement or the Offer or converted into the right to receive Consideration pursuant to the Merger either, at the option of Parent, (a) a number of shares of Parent Common Stock having a value (based on the Average Parent Stock Price prior to the date of payment) equal to $0.48, $0.50 or $0.46 in the case of Milestone 1, Milestone 2 or Milestone 3, respectively, multiplied by the number of shares of Common Stock so purchased or converted or (b) an amount of cash equal to the number of shares of Common Stock so purchased or converted multiplied by $0.48, $0.50 or $0.46 in the case of Milestone 1, Milestone 2 or Milestone 3, respectively. Subsequent to the date of the Transaction Agreement, Parent waived its right to pay or cause to be paid to the Additional Payment Recipients any of the Additional Payments in shares of Parent Common Stock, and it confirmed that it will pay or cause to be paid any of the Additional Payments in cash.

        With respect to the foregoing, "Earn-out Period" means the first five years following the achievement of Milestone 1. "Milestone 1" means the date on which the Company, Parent, Purchaser or any surviving or successor entity receives approval from the FDA (which approval is not subject to limitations that would inhibit marketing or selling to a significant portion of the market for the approved indication and is predicated on clinical trial data collected by the Company or Parent) for commercial release of a Rubicon Product. "Milestone 2" means when Net Sales of the Rubicon Products exceed $50 million during a period of 12 or fewer consecutive months. "Milestone 3" means when Net Sales of the Rubicon Products exceed $100 million during a period of 12 or fewer consecutive months.

        The Transaction Agreement provides that nothing shall prevent Parent from conducting its business as it sees fit at any time, and Parent shall not be bound to specifically focus on developing, marketing or selling any particular product, including any Rubicon Product. The Former Stockholders Committee shall monitor progress towards the achievement of Milestone 1, Milestone 2 and Milestone 3 and, in connection with the monitoring of such progress with respect to Milestone 1, shall have access to regular clinical updates relevant to the achievement of such Milestone, and in connection with the monitoring of such progress with respect to Milestone 2 and Milestone 3, shall have the right to receive quarterly reports from Parent relating to the calculation of Net Sales in the form and substance Parent customarily prepares such reports in the ordinary course of business.

        Directors' and Officers' Indemnification Insurance.    The Transaction Agreement provides that from and after the Effective Time or at any other time when Parent or Purchaser owns shares of Common Stock constituting a majority of the shares of outstanding Common Stock, Parent and Purchaser shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors, officers and Majority Stockholders in effect immediately prior to the Effective Time and previously made available to Parent prior to the execution of the Transaction Agreement, and any indemnification and limitation of liability provisions under the Company's Certificate of Incorporation and By-laws as in effect immediately prior to the Effective Date, in each case to the extent that such agreements, Certificate of Incorporation and By-laws are reasonably acceptable to Parent.

        Parent and Purchaser acknowledged that the Company Board has caused the Company to enter into the Transaction Agreement and to enter into the transactions contemplated thereby in reliance upon the foregoing covenants of Parent and Purchaser and the further covenant by Parent and Purchaser not to challenge or cause the Company to challenge the validity or enforceability of such indemnity agreements entered into in accordance with the terms of the Transaction Agreement. In the event the Company is unable or otherwise fails to meet its indemnification obligations to any director, officer or Majority Stockholder under any of the indemnification agreements referred to in the first sentence of this paragraph (the "Indemnification Agreements"), then Parent shall perform the indemnification obligations thereunder as to such director, officer or Majority Stockholder as if Parent were the indemnitor under such Indemnification Agreement.

        Further Action; Reasonable Best Efforts.    The Transaction Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (i) if Parent or Purchaser exercises the Purchase Option, use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiary as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Transaction Agreement, the proper officers and directors of each party to the Transaction Agreement shall use their reasonable best efforts to take all such action.

        Representations and Warranties.    The Transaction Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, filings with the Commission, litigation, employee benefit plans, labor matters, property and leases, intellectual property, environmental matters, taxes, material contracts, insurance and brokers.

        Conditions to the Merger.    Under the Transaction Agreement, the obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (a) Purchaser shall have effected the consummation of the Purchase Option; (b) if and to the extent required by Delaware Law, the Transaction Agreement shall have been adopted by the affirmative vote of the requisite number of stockholders of the Company; (c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and (d) Purchaser or its permitted assignee shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer.

        Termination.    The Transaction Agreement provides that it may be terminated and the Merger and the other Transactions may be abandoned, notwithstanding any requisite adoption of the Transaction Agreement by the stockholders of the Company, in the following circumstances: (a) by mutual written consent of each of Parent and the Company at any time prior to the Effective Time; (b) by Parent at any time following the exercise of the Purchase Option and prior to the acquisition of Shares by Purchaser pursuant to the Offer, if, due to an occurrence or circumstance that would result in a failure to satisfy any condition to the Offer (other than a condition that has been waived), Purchaser shall have (i) failed to commence the Offer within 30 days following the consummation of the Purchase Option, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in clause (iii)

of the foregoing shall be extended until 180 days following the exercise of the Purchase Option), unless such action or inaction under clause (i), (ii) or (iii) of the foregoing shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Transaction Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in the Transaction Agreement, in which case Parent may not terminate the Transaction Agreement; or (c) by the Company at any time following the exercise of the Purchase Option and prior to the acquisition of Shares by Purchaser pursuant to the Offer, if Purchaser shall have (X) in breach of the terms of the Transaction Agreement by Parent or Purchaser or (Y) because of the breach by the Company of the terms of the Transaction Agreement, which breach has been caused by any action or failure to act by Parent or Purchaser by reason of its control of the Company following the consummation of the Purchase Option or (Z) because of the failure of any condition to the Offer not caused by the Company, (i) failed to commence the Offer within 30 days following the consummation of the Purchase Option, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in clause (iii) of the foregoing shall be extended until 180 days following the exercise of the Purchase Option), unless such action or inaction under clause (i), (ii) or (iii) of the foregoing shall have been caused by or resulted from the failure of the Company or any of the Majority Stockholders to perform, in any material respect, any of their respective material covenants or agreements contained in the Transaction Agreement or the Stockholders Agreements or any material breach by the Company or the Majority Stockholders of any of their material representations or warranties contained in the Transaction Agreement or the Stockholders Agreements, in which case the Company may not terminate the Transaction Agreement. The Transaction Agreement further provides that the party desiring to terminate the Transaction Agreement shall give written notice of such termination to the other party.

        Effect of Termination.    In the event of the termination of the Transaction Agreement, the Transaction Agreement shall forthwith become void, and there shall be no liability thereunder on the part of any party thereto, except (a) as set forth below under the section entitled "Fees and Expenses" and (b) nothing therein shall relieve any party from liability for any breach of the Transaction Agreement prior to the date of such termination; provided, however, that the Confidentiality Agreement, the confidentiality provisions of the Transaction Agreement and all of the "General Provisions" in the Transaction Agreement shall survive any termination of the Transaction Agreement.

        Fees and Expenses.    The Transaction Agreement provides that all expenses incurred in connection with the Transaction Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

The Stockholders Agreements

        The following is a summary of certain provisions of the Stockholders Agreements. This summary is qualified in its entirety by reference to the Stockholders Agreements, which are incorporated herein by reference, and copies of which have been filed with the Commission as exhibits to the Schedule TO. The Stockholders Agreements may be examined and copies may be obtained at the places set forth in Section 7.

        Concurrently with entering into the Transaction Agreement, Parent, Purchaser and each of the Majority Stockholders entered into the Stockholders Agreements. Pursuant to the terms of the Stockholders Agreements, the Majority Stockholders granted Parent the option to acquire all of their Shares (including all Shares they were entitled to acquire upon the exercise of stock options), for a cash purchase price of $1.50 per Share in the case of the Linder Stockholders and $0.79 per Share in the case of the Berger Stockholders, plus the Additional Payments, without interest, if the Milestones are achieved. The Purchase Option was exercisable by Parent for a one-day period commencing with the execution of the Transaction Agreement, and Parent exercised the Purchase Option on April 13, 2005. Because Parent exercised the Purchase Option to acquire the Shares of the Majority Stockholders, it is required to also commence the Offer to acquire the Shares held by all other stockholders at a price of $1.50 per Share, without interest, plus the Additional Payments, without interest, if the Milestones are achieved. Following consummation of the Offer, Purchaser is required to effect the Merger, subject to the satisfaction or waiver of the conditions to the Merger. In the Merger, the Merger Consideration will be the same as the consideration offered to the Company stockholders in the Offer, subject to the right of dissenting stockholders to demand and fully perfect their appraisal rights in accordance with all the procedures set forth in Delaware Law.

        The Stockholders Agreements also required the Majority Stockholders to vote their Shares against any actions or agreements that could impair the ability of Parent to exercise its Purchase Option and in favor of matters relating to consummation of the transactions contemplated by the Transaction Agreement and limited the number of Shares that could be sold by the Majority Stockholders other than pursuant to the Stockholders Agreement to a total of 3,500,000 Shares.

        In order to induce the Majority Stockholders to enter into the Stockholders Agreements, the Company agreed to indemnify and hold each Majority Stockholder harmless from any damages he or it may incur that arise out of or are based upon such Majority Stockholder's breach or alleged breach of any duty owing or alleged to be owing by such person, as a controlling stockholder of the Company, to the minority stockholders of the Company under or in connection with the Stockholders Agreements or the Transaction Agreement, the execution of such agreements or the consummation of the transactions contemplated by such agreements. The foregoing description is qualified in its entirety by reference to the Indemnification Agreement—Controlling Stockholders among the Company, Berger Family Enterprises, David B. Berger, Richard J. and Marla A. Linder Family Limited Partnership and Richard J. Linder, dated as of September 26, 2003, which is included as an exhibit to the Schedule TO.

        On April 13, 2005, Parent exercised the Purchase Option and acquired the Shares held by the Majority Stockholders.

Stock Purchase Agreement in connection with the Berger Family Stockholder Agreement

        The following is a summary of a Stock Purchase Agreement for the sales of Shares in connection with the Berger Family Stockholder Agreement. This summary is qualified in its entirety by reference to such Stock Purchase Agreement, which is incorporated herein by reference, and a copy of which has been filed with the Commission as an exhibit to the Schedule TO.

        The Stockholder Agreement, dated October 29, 2003, among Parent, Purchaser and Berger Family Enterprises (the "Berger Family Stockholder Agreement") provided that for a period of 180 days from the date of the Berger Family Stockholder Agreement, Berger Family Enterprises was permitted to sell up to 3,000,000 Shares that were subject to the Berger Family Stockholder Agreement, subject to the terms and conditions set forth in such agreement, including the requirement that Berger Family Enterprises would first offer to sell any such Shares to Parent and Purchaser. On January 6, 2004, pursuant to a Stock Purchase Agreement between Parent and Berger Family Enterprises, Berger Family Enterprises offered and sold to Parent 649,351 Shares for a cash payment from Parent in the amount of $500,000.

  11.    Purpose of the Offer; Plans for the Company After the Offer and the Merger.

        Purpose of the Offer.    The Offer is being made pursuant to the Transaction Agreement. The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. The Offer, as a step in the acquisition of the Company, is intended to facilitate the acquisition of all of the remaining Shares of the Company that are not owned by Parent. The purpose of the Merger is for

Parent to acquire all Shares not purchased pursuant to the Offer and the Stockholders Agreements. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

        Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Transaction Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Board of Directors of the Company has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, holders of Shares, has approved and declared advisable the Transaction Agreement and the transactions contemplated thereby, including the Offer and the Merger (such approval and adoption having been made in accordance with Delaware Law), and has resolved to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the adoption of the Transaction Agreement by the affirmative vote of the holders of a majority of the Shares. As a result of its previous ownership of Shares and the consummation of the transactions contemplated by the Stockholders Agreements, Parent and Purchaser now own approximately 53.6% of the outstanding Shares on a fully diluted basis, which is a sufficient number of Shares, even if no other Shares are tendered in the Offer, to cause the Merger to occur without the affirmative vote of any other holder of Shares. See Section 10.

        In the Transaction Agreement, the Company has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as reasonably practicable following consummation of the Offer for the purpose of considering and taking action on the Merger, if such action is required by Delaware Law in order to consummate the Merger. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the adoption of the Transaction Agreement.

        The Transaction Agreement provides that, pursuant to the purchase by Parent of Shares pursuant to the Stockholders Agreements, Parent is entitled to designate representatives to serve on the Board in proportion to Parent's ownership of Shares following such purchase. See Section 10. Parent expects that such representation would permit Parent to exert substantial influence over the Company's conduct of its business and operations.

        Short-Form Merger.    Under Delaware Law, if Purchaser acquires, pursuant to the Offer, the Stockholders Agreements or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to effect the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Transaction Agreement to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer, the Stockholders Agreements or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

        Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who demand and fully perfect their appraisal rights in accordance with all the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their

Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less, than the purchase price per Share in the Offer or the Merger Consideration.

        Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Duff & Phelps) are not necessarily opinions as to "fair value" under Section 262.

        The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

        Plans for the Company.    The Company obtained regulatory clearance to market the Filter in Europe and other participating CE Mark countries on April 13, 2005, for both carotid artery stenting procedures and coronary artery stenting procedures. The Company currently anticipates marketing and selling the Filter in markets where CE Mark clearance is accepted. The Company currently intends to review its plans for U.S. clinical trials to determine the most appropriate strategy, including the advisability of conducting further research and development. Parent intends to continue to evaluate and review the business and operations of the Company and may develop new plans and proposals that it considers to be appropriate to maximize the value of the Company, both during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

        Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals that relate to or would result in (i) any extraordinary corporate transaction following completion of the Merger involving the Company's corporate structure, business or management, such as a merger, reorganization or liquidation or relocation of any operations of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, (iii) any material change in the Company's current indebtedness, capitalization or dividend policy, (iv) any change in the current board of directors or management of the Company, (v) any other material change in the Company's corporate structure or business, (vi) the suspension of the Company's obligation to file reports under Section 15(d) of the Act, (vii) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, or (viii) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

        12.    Possible Effects of the Offer on the Market for Shares, Quotation on the OTC Bulletin Board, Duty to File Periodic Reports under Exchange Act and Margin Regulations.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Quotation on the OTC Bulletin Board.    We have been informed by the Company that it currently intends to cause the termination of quotation of the Shares by the OTC Bulletin Board prior to the consummation of the Offer.

        Duty to File Periodic Reports Under Exchange Act.    The Company currently files reports with the Commission pursuant to Section 15(d) of the Exchange Act. The duty to file reports in connection with such registered Shares may be suspended upon application by the Company to the Commission if there are fewer than 300 record holders. We have been informed by the Company that it currently intends to suspend its duty to file reports in connection with its Shares under Rule 12h-3 of the Exchange Act prior to the consummation of the Offer as the requirements for suspension of such duty to file reports were satisfied as of April 15, 2005. The suspension of the duty to file reports under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the requirements to file an annual and other periodic reports, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If the duty to file reports in connection with the Shares were suspended, the Shares would no longer be eligible for quotation by the OTC Bulletin Board.

        Margin Regulations.    The Shares do not currently qualify as "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities, and following the Offer the Shares will continue to not qualify as "margin securities" for purposes of the margin regulations of the Federal Reserve Board.

  13.    Certain Conditions of the Offer.

        Notwithstanding any other provision of the Offer, but subject to the terms of the Transaction Agreement, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer if, at any time on or after the exercise of the Purchase Option and prior to the Expiration Date, any of the following conditions shall exist:

          (a)   there shall have been instituted or be pending any Action by a party other than Parent or any affiliate of Parent before any Governmental Authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent or the purchase of Shares pursuant to the Stockholders Agreements, or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction; (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under the Transaction Agreement or would have a Company Material Adverse Effect (as defined below);

          (b)   there shall have been (i) any Law enacted, promulgated, amended, issued or deemed applicable to (1) Parent, the Company or its Subsidiary or affiliate of Parent or the Company or (2) any Transaction or (ii) entered, promulgated or enforced by any court or Governmental Authority, any Order of any kind which prohibits, restrains, restricts or enjoins the consummation of the Offer or has the effect of making the Offer illegal, in each case, by any legislative body or Governmental Authority that would result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c)   any Company Material Adverse Effect shall have occurred;

          (d)   there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index);

          (e)   any representation or warranty of the Company in the Agreement that is qualified as to materiality or Company Material Adverse Effect shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Transaction Agreement;

          (f)    the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Transaction Agreement;

          (g)   the Transaction Agreement shall have been terminated in accordance with its terms; and

          (h)   Parent and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment; provided, however, that Parent and Purchaser shall be deemed to have waived any of the foregoing conditions if and to the extent that either Parent or Purchaser, whether by reason of its control of the Company following the consummation of the Purchase Option or otherwise, or any affiliate of Parent or Purchaser, shall have caused the existence of such condition or conditions. "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition, prospects, assets, liabilities, intellectual property or results of operations of the Company and its Subsidiary taken as a whole or (ii) the ability of the Company to consummate the Transactions; provided, however, that the mere fact that the Company is operating at a loss and/or has exhausted its cash assets shall not, in and of itself, constitute a "Company Material Adverse Effect".

        The foregoing conditions are for the sole benefit of Purchaser and Parent and may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. All conditions to the Offer, other than any conditions involving receipt of necessary governmental approvals, must be satisfied or waived on or prior to the expiration of the Offer.

  14.    Certain Legal Matters and Regulatory Approvals.

        General.    Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company (see Section 10), neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or its Subsidiary, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Stockholders Agreements or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer or the Stockholders Agreements. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 13 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 13. See Section 13 for a description of the conditions of the Offer.

        State Takeover Laws.    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. Section 203 of Delaware Law does not apply to the Company because it does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders.

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        The Company, directly or through its Subsidiary, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and whether it has complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13.

        Antitrust.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer and the Stockholders Agreements is not subject to such requirements. See Section 2.

        Regardless of whether a filing is required under the HSR Act, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer or the Stockholders Agreements. At any time before or after the purchase of Shares pursuant to the Offer or the Stockholders Agreements by Parent and Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Stockholders Agreements or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that neither the Offer nor the Stockholders Agreements will violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Stockholders Agreements on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 13 for certain conditions of the Offer.

        Other Laws and Legal Matters.    According to the Company's Annual Report on Form 10KSB for the fiscal year ended December 31, 2005, the Company obtained regulatory clearance to market the Filter in Europe and other participating CE Mark countries on April 13, 2005, for both carotid artery stenting procedures and coronary artery stenting procedures. In the event that one or more foreign laws is deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant foreign authority. Such government may also attempt to impose additional conditions on the Company's operations conducted in such countries. After completion of the Offer, Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as such laws may require.

        On April 14, 2005, a purported class action complaint was filed in the New Castle County Court of Chancery for the State of Delaware against the Company, the directors of the Company, Parent and Purchaser, which generally alleges breaches of fiduciary duties and seeks to enjoin Purchaser's proposed acquisition of the Company's publicly owned shares. Parent and Purchaser believe that there is no merit to the complaint and currently expect to vigorously defend against it.

  15.    Fees and Expenses.

        Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

        Purchaser and Parent have retained Innisfree M&A Incorporated as the Information Agent and The Bank of New York as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid a fee of $7,500 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

        Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their clients.

  16.    Miscellaneous.

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Pursuant to Rule 13e-4(c) of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

NEMO I ACQUISITION, INC.

Dated: May 3, 2005

SCHEDULE I

SCHEDULE OF TRANSACTIONS IN SHARES
DURING THE PAST 60 DAYS

        The following table sets forth purchases of the Shares within the past 60 days by or on behalf of Parent. All purchases were effected in private transactions.

Date	Number of Shares Purchased	Price per Share
April 13, 2005	2,999,300	$1.50
April 13, 2005	21,831,113	$0.79

Total	24,830,413

Annex A

Duff & Phelps Fairness Opinion

DUFF & PHELPS, LLC

• 2029 CENTURY PARK EAST, SUITE 820 • LOS ANGELES, CA 90067
• 310-284-8008 • FAX 310-284-8130

April 12, 2005

Special Committee of the Board of Directors
Rubicon Medical Corporation
3598 West 1820 South
Salt Lake City, Utah 84124

Dear Members of the Special Committee:

        The Special Committee of the Board of Directors (the "Special Committee") of Rubicon Medical Corporation ("Rubicon" or the "Company") has engaged Duff & Phelps, LLC ("Duff & Phelps") as its independent financial advisor, to provide an opinion (the "Opinion") as to the fairness to the public shareholders of Rubicon, from a financial point of view, of a contemplated transaction (the "Proposed Transaction") (without giving effect to any impacts of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).

Background to the Proposed Transaction

        On July 17, 2003, Boston Scientific purchased 2 million shares of Rubicon common stock for $2 million in cash (the "Initial Equity Investment"). On October 29, 2003, Boston Scientific entered into an agreement with Rubicon to purchase 1,090,147 shares of the Company's newly-issued Series A Preferred Stock (the "Preferred Stock"), convertible into 10,901,470 shares of Rubicon's common stock, for $15 million in cash ("Original Transaction").

        Concurrently with the Original Transaction, Rubicon's two largest stockholders, David Berger and Richard Linder (the "Controlling Stockholders"), at the time holding more than 50% of Rubicon's issued and outstanding shares of common stock ("Owned Shares"), entered into separate option agreements (the "Original Option Agreements").

        The Original Option Agreements granted Boston Scientific exclusive and irrevocable options (the "Original Options") to acquire the Owned Shares for an initial consideration of $2.00 per share (the "Original Exercise Payment"), plus potential additional "earn-out" amounts of $1.00 per share ("Original Milestone 2 Payment") and $0.50 per share ("Original Milestone 3 Payment"), payable in cash, Boston Scientific's common stock or a combination thereof. As part of the Original Transaction, Boston Scientific agreed that if it exercised the Original Options with regards to the Owned Shares, it would also make an offer to acquire all shares of common stock of Rubicon held by all other shareholders on the same terms, including price and form of consideration.

        Key terms of the Original Transaction Agreement and the Original Option Agreements are presented below:

  •
  The Original Options expire on the 90th day following the notice of achievement of FDA approval for the Company's Rubicon Filter or another device of Boston Scientific that incorporates Rubicon's technology ("Milestone 1").

  •
  The Original Milestone 2 Payment of $1.00 per share is subject to the Company exceeding $50 million in sales of the Rubicon Filter or another device of Boston Scientific that incorporates Rubicon's technology during a period of twelve or fewer consecutive months within 5 years following the achievement of Milestone 1 ("Original Milestone 2").

  •
  The Original Milestone 3 Payment of $0.50 per share is payable if, on or before September 30, 2004, the Company develops a clot retrieving device, and a group of independent physicians determines that such device is at least equal to the comparable devices in the market ("Original

    Milestone 3"). On November 16, 2004, Rubicon and Boston Scientific agreed to extend the deadline for achieving the Original Milestone 3 through March 31, 2006.

Description of the Proposed Transaction

        The Proposed Transaction would amend some of the terms of the Original Transaction agreement and the Original Option Agreements and result in the Company and Boston Scientific entering into an Amended and Restated Transaction Agreement (the "New Transaction Agreement") and Amended and Restated Option Agreements (the "New Option Agreements"). The summary of the amendments to the Original Transaction Agreement and the Original Option Agreements under the Proposed Transaction is presented below:

  •
  The Original Options will be replaced with new options (the "New Options"), which must be exercised, if at all, on the calendar day following the execution of the New Transaction Agreement. The Original Exercise Payment of $2.00 per share will be replaced with the new exercise payment (the "New Exercise Payment") in the following amounts:

  •
  $0.79 per share for common shares owned by David Berger

  •
  $1.50 per share for all other common shares of Rubicon

  •
  The new Transaction Agreement will provide for a new milestone 1 payment to Rubicon's common shareholders in the amount of $0.48 per share (the "New Milestone 1 Payment"). The New Milestone 1 Payment will be subject to the Company achieving Milestone 1, which is defined in the new Transaction Agreement as FDA approval of the commercial release of its Filter or of another device of Boston Scientific or one of its controlled affiliates that incorporates Rubicon's constraint and actuation technology and otherwise meets certain requirements more fully set forth in the new Transaction Agreement (a "Qualifying Device").

  •
  The Original Milestone 2 Payment will be replaced with a new milestone 2 payment in the amount of $0.50 per share (the "New Milestone 2 Payment"). The New Milestone 2 Payment will be subject to the Company exceeding $50 million in sales of the Qualifying Device or Devices during a period of twelve or fewer consecutive months in the five year period following the achievement of Milestone 1 (the "Earnout Period").

  •
  The Original Milestone 3 Payment will be replaced with a new milestone 3 payment in the amount of $0.46 per share (the "New Milestone 3 Payment"). The New Milestone 3 Payment will be subject to the Company exceeding $100 million in sales of the Qualifying Devices or Devices in a period of twelve or fewer months during the Earn-out Period.

Scope of Analysis

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. No limits were placed on us by the Company or the Special Committee in terms of the information to which we had access or the matters we could consider. Our due diligence with regards to the Proposed Transaction is summarized below.

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  1.
  Conducted meetings with members of the senior management team of Rubicon at their corporate headquarters in Salt Lake City, Utah, as follows:

Richard Linder	President, Chief Executive Officer
Brian Woolf	Chief Financial Officer
Daryl Edmiston	Vice President, Research & Development
Ronald Watkins	Vice President, Operations
Phillip Carter	Vice President, Sales & Marketing
Russell Hibbert	Director of Regulatory Affairs
Gary Snow	Director of Quality Systems
Randall Jones	Medical Director
  2.
  Reviewed Rubicon's financial statements and SEC filings, including the annual report on Form 10-K SB for the year ended December 31, 2003; quarterly report on Form 10-Q SB for the nine months ended September 30, 2004; and unaudited internally prepared financial statements for the twelve months ended December 31, 2004;

  3.
  Reviewed the Company's operating budget for fiscal years 2005 and 2006;

  4.
  Reviewed the draft Amended and Restated Transaction Agreement between Boston Scientific and Rubicon as of April 11, 2005;

  5.
  Reviewed the draft Amended and Restated Option Agreements, dated April 11, 2005, among Boston Scientific, Rubicon and the Controlling Stockholders;

  6.
  Reviewed the Exclusive License and Purchase Agreement, dated April 12, 2005, between Jacques Séguin and Rubicon;

  7.
  Reviewed the Transaction Agreement between Boston Scientific and Rubicon as of October 29, 2003;

  8.
  Reviewed the Option Agreements, dated October 29, 2003, among Boston Scientific, Rubicon and the Controlling Stockholders;

  9.
  Reviewed the Certificate of Designation of the Series A Preferred Stock dated October 28, 2003;

  10.
  Reviewed the minutes from the Company's Board of Director meetings for the past year;

  11.
  Reviewed various analyst reports on the medical device industry;

  12.
  Analyzed the historical trading price and trading volume of Rubicon's and Boston Scientific's common stock;

  13.
  Reviewed other operating and financial information provided by Rubicon management; and

  14.
  Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

        Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company's solvency or of any specific assets or liabilities (contingent or otherwise). In rendering this Opinion, Duff & Phelps relied upon the fact that the Special Committee and Rubicon have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

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        In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information, and (ii) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same. Duff & Phelps' Opinion further assumes that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction. Neither Company management nor its Board of Directors placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Opinion or any limitation on the information made available to Duff & Phelps.

        In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. While Duff & Phelps believes that the assumptions made in the course of its analysis are reasonable, Duff & Phelps cannot assure that any of them will come to pass. Duff & Phelps has also assumed that all of the conditions precedent required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the draft Amended and Restated Transaction Agreement dated April 11, 2005.

        The basis and methodology for this Opinion have been designed by Duff & Phelps specifically for the express purposes of advising the Special Committee and may not be relevant for any other purposes.

        To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

        Duff & Phelps has prepared this Opinion effective as of April 12, 2005. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw the Opinion.

        This letter should not be construed as creating any fiduciary duty on Duff & Phelps' part to any party. It is understood that this Opinion is only for the information of the Special Committee in connection with its consideration of the Proposed Transaction and does not address any related transaction. This Opinion is not a recommendation as to whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration paid is the best possible attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

        This Opinion may be included in its entirety in any proxy statement or other document distributed to shareholders of the Company in connection with the Proposed Transaction or required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. Said approval shall not be unreasonably withheld. Except as described above, without our prior consent, this Opinion may not be quoted or referred to, in whole or in part, in any written document, relied upon by any person other than the Special Committee, or used for any other purpose, except that the Special Committee may

4

share it with other members of the Company's Board of Directors. Notwithstanding anything to the contrary contained herein or in any other agreement between the parties hereto, both Duff & Phelps and the Company (and each of their employees, representatives or other agents) may disclose to any and all persons, entities and governmental bodies, without limitation of any kind, the "tax treatment" and "tax structure" (in each case within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein.

Conclusion

        Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Proposed Transaction is fair to the public shareholders from a financial point of view (without giving effect to any impacts of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).

Respectfully submitted,

DUFF & PHELPS, LLC

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        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:
The Bank of New York
For Notice of Guaranteed Delivery
(for Eligible Institutions only)
 By Facsimile Transmission: (212) 815-6433
 To Confirm Facsimile Transmission Only: (212) 815-6212

By Mail:	By Hand or Overnight Courier:
The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, NY 10286-1248	The Bank of New York Tender & Exchange Department 101 Barclay Street Receive and Deliver Window— Street Level New York, NY 10286

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

For stockholders, call toll-free at (888) 750-5834
For banks and brokers, call collect at (212) 750-5833

QuickLinks

  Exhibit (a)(1)
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
Shares Market Data
  SCHEDULE I
SCHEDULE OF TRANSACTIONS IN SHARES DURING THE PAST 60 DAYS
Annex A Duff & Phelps Fairness Opinion
DUFF & PHELPS, LLC